Exhibit 99.1

FOR IMMEDIATE RELEASE June 14, 2004

Advanced Catheter Cleared For Marketing

Stewartville, MN June 14, 2004–Rochester Medical Corporation (NASDAQ: ROCM) today announced FDA clearance for the advanced Hydrophilic Antibacterial Intermittent Catheter. The Company also announced its current intention to introduce the advanced catheter to the market this fall under the Rochester Medical® brand, and thereafter through private label arrangements.

The new catheter combines both of the Company’s proprietary technologies into a single device, providing both the advantages of the Company’s Infection Control Antibacterial Technology and the advantages of its virtually friction free Hydrophilic Surface Technology. The result is an easy to use, comfortable device, which gently medicates the urethral tract during each catheterization, and is designed to minimize the incidence of infection often associated with use of intermittent catheters. The device is a single use, disposable product for homecare use by people with urine retention problems and for use by hospitals and clinics to maintain proper bladder drainage.

Anthony J. Conway, Chairman and Chief Executive Officer of Rochester Medical Corporation said, “I am very proud to make this announcement. Rochester Medical Corporation can now offer the most advanced and most comprehensive intermittent catheter technology in the world today. Urinary tract infection is a significant concern for a large patient population who must catheterize themselves daily. We believe our new catheter can help minimize the incidence of such infections. This new catheter is the only intermittent catheter to offer the combined benefits of antibacterial and hydrophilic coatings. It will be available in several popular configurations at prices competitive with other manufacturer’s standard products.”

Commenting on the current quarter, Conway went on to say that “based on performance to date and our current expectations regarding the outlook for the remainder of the quarter, I expect the Company will experience record quarterly revenue and earnings.”

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of gaining acceptance of the anti- infection catheters and hydrophilic catheters in the marketplace, the uncertainty of new product introductions, the uncertainty of gaining new strategic or private label relationships, the risk that unforeseen developments could materially affect the Company’s quarterly financial performance, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, as well as other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual report on Form 10-K (Part II, Item 6) for the year ended September 30, 2003.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical brand and under private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. Rochester Medical is available on its website at http://www.rocm.com.